Exhibit 5.1

To:	Homburger AG
Prime Tower
Transocean Ltd.	Hardstrasse 201 | CH–8005 Zurich
Turmstrasse 30	P.O. Box 314 | CH–8037 Zurich
CH-6300 Zug
Switzerland	T +41 43 222 10 00
F +41 43 222 15 00
lawyers@homburger.ch

November 28, 2017
326959|8411364v14

Transocean Ltd.

Ladies and Gentlemen:

We have acted as special Swiss counsel to Transocean Ltd., a Swiss corporation (the Company), in connection with the Registration Statement on Form S−4 (Registration No. 333-220791), as amended (the Registration Statement), filed with the Securities and Exchange Commission (the Commission)  on November 28, 2017 under the Securities Act of 1933, as amended (the Act), relating to the registration with the Commission of (1) registered shares, par value CHF 0.10 each, of the Company (the Shares) newly issued by the Company (such newly issued Shares hereinafter referred to as the Consideration Shares), (2) 0.5% Exchangeable Senior Bonds due 2022 (the Exchangeable Bonds)  to be issued by Transocean Inc., an exempted company incorporated under the laws of the Cayman Islands  (TINC),  exchangeable for new or existing registered Shares  (such Shares hereinafter the Conversion Shares; the Consideration Shares and the Conversion Shares are referred to collectively as the Offer Shares), and (3) the related guarantee of the Exchangeable Bonds to be issued by the Company (the Guarantee). The Consideration Shares and the Exchangeable Bonds will be newly issued to shareholders of Songa Offshore SE (Songa Offshore) who validly tender and do not properly withdraw their shares of Songa Offshore, par value EUR 0.10 each (the Songa Shares), in the Company’s voluntary public tender offer (the Offer) made in accordance with the Norwegian Securities Trading Act of June 29, 2007 (the NSTA), based on an exchange ratio of 0.35724 newly issued Consideration Shares and USD 2.99726 principal amount of Exchangeable Bonds per Songa Share tendered in the Offer (subject to a limited cash election right by, and the payment of cash by the Company for fractional Shares and/or Exchangeable Bonds to, holders of Songa Shares tendering in the Offer).  The Exchangeable Bonds may be exchanged for Conversion Shares in accordance with the terms of the Exchangeable Bonds and the Indenture (as defined below).  The Registration Statement contains a prospectus that has been prepared in accordance with the Act (the Prospectus)  and a combined offer document and prospectus that has been prepared in accordance with the NSTA and submitted to the Financial Supervisory Authority of Norway (Finanstilsynet)  and the Oslo Stock Exchange in connection with the Offer (the Offering Memorandum).

As such counsel, we have been requested to render an opinion as to certain Swiss legal matters relating to the Shares, the Offer Shares, the Exchangeable Bonds and the Guarantee.

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Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture (as defined below) unless otherwise defined herein.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents (as defined below) (including in the case of the Registration Statement, the Prospectus and the Offering Memorandum, any document incorporated by reference therein or exhibit thereto) or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents (as defined below), and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents (as defined below) or the factual background assumed therein.

For purposes of giving this opinion, we have only examined originals or copies of the following documents available to us (collectively the Documents):

(i)

an electronic copy of the form of a New York law governed indenture among TINC, as issuer, the Company, as guarantor, and Wells Fargo Bank, National Association, as trustee (the Indenture),  including the form of the Exchangeable Bonds as Exhibit A thereto and the form of Guarantee as Exhibit A thereto, filed as Exhibit 4.1 to the Registration Statement;

(ii)

an electronic draft form of the exchangeable loan notes between the Company, as borrower, and TINC, as lender (the Exchangeable Loan Notes and together with the Exchangeable Bonds, the Indenture and the Guarantee, the Transaction Agreements),  governed by New York law, giving TINC the right, among other things, to exchange the Exchangeable Loan Notes for Conversion Shares newly issued out of conditional share capital of the Company against a set-off with the principal amount of the Exchangeable Loan Notes and, if applicable, unpaid interest accrued thereon, or otherwise in accordance with Swiss law, in a number sufficient to deliver the Conversion Shares to the holders of Exchangeable Bonds requesting an exchange of Exchangeable Bonds for Conversion Shares under the terms of the Indenture;

(iii)	an electronic copy of the Registration Statement, including the Prospectus and the Offering Memorandum;
(iv)	a copy of the articles of association of the Company, in their version dated February 8, 2017 (the Articles), certified by the Commercial Register of the Canton of Zug on October 12, 2017;
(v)

an electronic copy of the preliminary proxy statement of the Company, as filed with the Commission on November 6, 2017 (the Proxy Statement), relating to the Company’s Extraordinary General Meeting of Shareholders to approve, among other things, the ordinary share capital increase regarding the issuance of the Consideration Shares against contribution in kind of the Songa Shares and an acquisition of assets, each as described in the Proxy Statement and in accordance with the Articles and Swiss law, whereby the preferential subscription rights of the Company's shareholders will be withdrawn (the Ordinary Share Capital Increase);

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(vi)	an electronic copy of the organizational regulations (Organisationsreglement) of the Company, dated as of November 18, 2016 (the Organizational Regulations);
(vii)	a certified excerpt from the Commercial Register of the Canton of Zug for the Company, dated October 12, 2017 (the Excerpt);
(viii)

an electronic copy of the minutes of meetings of the Board of Directors of the Company, dated as of May 12, 2017 and August 11, 2017, and an electronic copy of the resolutions adopted by the Company's transaction committee, dated as of June 23, 2017, regarding, among other things, the authorization of the Offer and the actions to be taken in connection therewith (the Resolutions);

(ix)	a certificate provided by the secretary of the Company's board of directors, dated as of November 27, 2017, relating to the Resolutions (the Certificate); and
(x)

an electronic copy of the letter, dated as of September 12, 2017, from PricewaterhouseCoopers AG, Zurich, to the Swiss Federal Tax Administration (SFTA)  and countersigned by the SFTA on October 4, 2017 (the Tax Ruling).

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)

all documents produced to us as originals are authentic and complete, and all documents (including the Certificate) produced to us as copies (including, without limitation, fax and electronic copies) are accurate and conform to the original;

(b)

all documents produced to us as originals and the originals of all documents produced to us as copies (including the Certificate) were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

(c)	the Transaction Agreements produced to us in draft form will be executed by all parties to such Transaction Agreements (other than the Company), substantially in the draft form submitted to us;
(d)	no laws other than those of Switzerland will affect any of the conclusions stated in this opinion;
(e)

the proceeds of the Exchangeable Bonds will be received exclusively outside Switzerland by entities not treated as resident in Switzerland for purposes of the Swiss federal withholding tax and the amount of proceeds directly or indirectly on-lent to an entity resident in Switzerland for tax purposes does not exceed the equity of the Issuer;

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(f)

the Company’s general meeting of shareholders will (i) have been duly invited and convened in accordance with Swiss law and the Articles then in effect to resolve, among other things, on the Ordinary Share Capital Increase,  and (ii) have approved with the necessary majority the Ordinary Share Capital Increase, all as described in the Proxy Statement;

(g)

the Company’s board of directors will have adopted all resolutions, made all determinations and ascertainments, established the report (the Board Report) pursuant to Article 652e of the Swiss Code of Obligations (CO) regarding, among other things, the nature and condition of the contributed Songa Shares, the acquisition of assets made in connection therewith and the appropriateness of the valuation thereof, together with all corporate and other documents and public deeds, and entered into a contribution in kind agreement or contribution in kind agreements regarding Songa Shares tendered in the Offer with holders of Songa Shares or an exchange agent acting on their behalf, all as required to implement the Ordinary Share Capital Increase;

(h)	the Company's statutory auditor will have issued its written confirmation pursuant to Article 652e CO that the Board Report is complete and accurate;
(i)

the Company will have at all times during the term of the Exchangeable Bonds and the Exchangeable Loan Notes available conditional share capital in an amount sufficient to issue Conversion Shares upon exchange of the Exchangeable Bonds and the Exchangeable Loan Notes;

(j)

if and when the Company issues new Conversion Shares out of the conditional share capital of the Company, the payment of the subscription amount in cash or by way of set-off shall been made in accordance with the applicable provisions of the Swiss Code of Obligations; and

(k)

the exercise notice required under Swiss law with respect to Conversion Shares newly issued out of conditional share capital of the Company will be duly delivered in accordance with Swiss law, the Articles, the Exchangeable Loan Notes and all other applicable requirements.

III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion as of the date hereof:

1.

The Company has been duly incorporated and is validly existing as a corporation (Aktiengesellschaft) under the laws of Switzerland with all requisite corporate power and authority to enter into, to perform and to conduct its business as described in the Articles.

2.

The Company has the power and authority to execute and deliver, and to perform its obligations under, the Transaction Agreements to which it is party; if and when the Transaction Agreements have been duly executed by the Company and the Guarantee is issued by the Company in the manner described in the Registration Statement, the Prospectus and the Offering Memorandum, the execution, delivery and performance of the Indenture by the Company and the issuance, execution, authentication and delivery of the Guarantee by the Company will be duly authorized by the Company.

3.

The statements set forth in the Registration Statement under the caption "Swiss Taxation," insofar as they purport to describe the provisions of the Swiss tax laws referred to therein, constitute a fair summary of such provisions in all material respects.

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4.

The Company’s share capital registered in the Commercial Register of the Canton of Zug amounts to CHF 39,480,199, divided into 394,801,990 Shares. Such Shares have been validly issued, fully paid and are non-assessable.

5.

The Offer Shares, if and when issued by the Company pursuant to and in the manner described in the Registration Statement, the Prospectus and the Offering Memorandum, in accordance with Swiss law and the Articles, and registered in the competent commercial register in Switzerland and the Company's uncertificated securities book (Wertrechtebuch), will be validly issued, fully paid and non-assessable.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)

The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(a)

We express no opinion as to any commercial, accounting, calculating, auditing or other non-legal matter. Except as expressed in the opinion set forth in Section III.3 above, we express no opinion as to tax matters.

(a)

We express no opinion as regards compliance of the withdrawal of the shareholders' preferential subscription rights (Bezugsrechte) in connection with the Ordinary Share Capital Increase and the shareholders’ advance subscription rights (Vorwegzeichnungsrechte) in connection with the issuance of the Exchangeable Bonds and the Exchangeable Loan Notes with Swiss law and the Articles.

(a)

The resolutions of the general meeting of shareholders regarding the Ordinary Share Capital Increase, including but not limited to, the withdrawal of the existing shareholders' preferential subscription rights (Bezugsrechte), may be challenged by shareholders in court or otherwise.

(a)

Any issuance of Conversion Shares out of the Company's conditional share capital must be confirmed by the auditor of the Company, and amended Articles of Association of the Company reflecting the issuance of Conversion Shares from the Company's conditional share capital, together with said confirmation by the Company’s auditor, must be filed with the competent commercial register no later than three months after the end of the Company’s fiscal year.

(a)

The exercise of voting rights and rights related thereto with respect to any Shares is only permissible after registration in the Company’s share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles.

(a)

The registration of the Consideration Shares with the competent Commercial Register and thus the issuance of the Consideration Shares may be prevented by any person in accordance with article 162 of the Ordinance Regarding the Commercial Register (Handelsregisterverordnung).

(a)	Any Consideration Shares to be issued by the Company in the Ordinary Share Capital Increase and any Conversion Shares issued out of the conditional share capital of the Company will not be

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fully fungible and will not rank pari passu with the existing and outstanding Shares until such Consideration Shares and Conversion Shares have been duly entered into the Company’s register of uncertificated securities (Wertrechtebuch) and all steps have been taken in order for such Shares to constitute intermediated securities (Bucheffekten) in accordance with the Swiss Federal Act on Intermediated Securities.

(a)

We have not investigated or verified the truth, completeness or accuracy of the information contained in the Prospectus, nor have we been responsible for ensuring that no material information has been omitted from it.

*   *   *

We have rendered this opinion as of the date hereof and we assume no obligation to advise you on changes relevant to this opinion that may thereafter be brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Sincerely yours,

Homburger AG

/s/ David Oser

David Oser